Exhibit 3
EXECUTION COPY
Confidential
INVESTOR RIGHTS AGREEMENT
INVESTOR RIGHTS AGREEMENT (this “Agreement”) dated as of May 16, 2011 among eLong, Inc., an exempted limited liability company under the laws of the Cayman Islands (the “Company”), TCH Sapphire Limited, a British Virgin Islands company limited by shares (the “Investor”) and Expedia Asia Pacific-Alpha Limited, an exempted limited liability company under the laws of the Cayman Islands (“Expedia”).
W I T N E S S E T H:
WHEREAS, the Company and the Investor are parties to a Share Purchase Agreement dated as of May 16, 2011 (the “Share Purchase Agreement”).
WHEREAS, in connection with the consummation of the transactions contemplated by the Share Purchase Agreement, the parties hereto desire to enter into this Agreement to define certain rights and obligations among them with respect to the Company.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Accepted Shares” has the meaning set forth in Section 3.04(c).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that the Company and its Subsidiaries shall be deemed not to be Affiliates of the Investor or Expedia; and provided further, that only Persons controlled directly or indirectly by Expedia, Inc. shall be deemed to be Affiliates of Expedia and neither (i) Liberty Media Corporation and its Affiliates nor (ii) IAC/InterActiveCorp and its Affiliates, in each case other than Expedia, Inc. and Persons it controls directly or indirectly, shall be deemed to be Affiliates of Expedia.
“Amended Articles” means the Third Amended and Restated Articles of Association of the Company, as amended on December 29, 2010, and as amended thereafter from time to time.
“Board of Directors” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in mainland China, Hong Kong or Seattle are authorized or required by applicable law to close.
“Dilutive Issuance” has the meaning set forth in Section 2.01(c).
“eLong Adverse Person” has the meaning set forth in Section 3.03.
“Company Shares” means any ordinary shares (as such term is defined in the Amended Articles) and/or any preferred shares (as such term is defined in the Amended Articles).
“Dispute” has the meaning set forth in Section 7.06(b).
“e-mail” has the meaning set forth in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“High-Vote Ordinary Shares” means the ordinary shares of the Company that are designated ‘High-Vote Ordinary Shares’ with par value of $0.01 each. Pursuant to the Amended Articles, each High-Vote Ordinary Share is entitled to fifteen votes.
“Investor Adverse Person” has the meaning set forth in Section 6.02.
“Investor Nominee” has the meaning set forth in Section 2.01(a).
“Investor Shares” means 6,031,500 Ordinary Shares and 5,038,500 High-Vote Ordinary Shares acquired by the Investor pursuant to the Share Purchase Agreement.
“Lock-Up Period” has the meaning set forth in Section 3.02.
“Offer” has the meaning set forth in Section 3.04(b).
“Offer Notice” has the meaning set forth in Section 3.04(a).
“Offer Period” has the meaning set forth in Section 3.04(b).
“Offer Price” has the meaning set forth in Section 3.04(a).
“Offered Shares” has the meaning set forth in Section 3.04(a).
“Offeror” has the meaning set forth in Section 3.04(a).
“Ordinary Shares” means the ordinary shares of the Company that are designated ‘Ordinary Shares’ with a par value of $0.01 each.
“Other Party” means, with respect to Expedia, the Investor and with respect to the Investor, Expedia.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.
“Third Party” means, (i) with respect to the Investor, any Person which is not the Investor or an Affiliate of the Investor; or (ii) with respect to Expedia, any Person which is not Expedia or an Affiliate of Expedia.
“Transfer” means, with respect to any Company Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative, swap or other transaction that would transfer, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Shares), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided that a transfer to or deposit with the depositary or custodian for the Company’s American Depositary Receipt facility (“ADR Facility”) of Company Shares in exchange for American Depositary Shares (“ADS”) where the transferor or depositor continues to remain the legal and beneficial owner of such ADSs and underlying Company Shares shall not be considered to be a Transfer; provided further that a transfer of High-Vote Ordinary Shares to the Company in exchange for Ordinary Shares in accordance with Section 3.06 shall not be considered to be a Transfer.
“Transferee” has the meaning set forth in Section 3.01(a).
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any law are to that law as amended, modified or supplemented from time to time and references to any law include all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Voting Agreements
Section 2.01. Investor Nominee Director.
(a) Promptly after the date hereof, Expedia and the Company shall cause the Board of Directors to appoint and elect a nominee designated by the Investor (the “Investor Nominee”) to the Board of Directors pursuant to the applicable provisions of the Amended Articles; provided that if, at any time, the Investor Nominee is or becomes a citizen or resident of the United States (a “U.S. Person”) and if the Investor Nominee’s being a U.S. Person would cause the Company to have a majority of directors who are U.S. Persons, the Company shall have the right to remove such Investor Nominee upon 30 days prior written notice; provided further that upon such removal, the Investor shall have the right to replace such Investor Nominee pursuant to Section 2.01(b) (but may not designate another U.S. Person), and the former Investor Nominee may attend meetings of the Board of Directors as a non-voting observer.
(b) At each annual general meeting of the shareholders of the Company after the date hereof, the Company shall nominate the Investor Nominee to serve as a director until the next annual general meeting, and Expedia shall, and shall cause any of its Affiliates to which Company Shares may be subsequently transferred, to vote its Company Shares in favor of the election of such Investor Nominee to the Board of Directors. In the event any Investor Nominee, dies, becomes incapacitated or is removed pursuant to the proviso set forth in Section 2.01(a), the Board of Directors shall appoint a replacement Investor Nominee to serve as a director for the balance of the period prior to the next annual general meeting of the shareholders of the Company, and Section 2.01(b) shall then apply with respect to such replacement Investor Nominee. Expedia shall procure that, in the event Expedia Transfers Company Shares to a Third Party and as an immediate result of such Transfer, Expedia and its Affiliates and the Investor and its Affiliates in aggregate will cease to hold a majority voting interest in the Company, such Third Party agrees in writing to carry out the obligations under this Section 2.01(b), subject to the provisos to Expedia’s obligations set out elsewhere in this Agreement or any other agreement among the parties hereto or their respective Affiliates.
(c) Notwithstanding anything in this Agreement to the contrary, in the event that, anytime after the date hereof, the Investor and its Affiliates beneficially own, in the aggregate, less than ten percent (10%) of the then outstanding Company Shares, the Investor Nominee shall be removed as a director from the Board of Directors and Investor shall have no further rights, and the Company and Expedia (as applicable) shall have no further obligations, under Section 2.01, Section 5.01, Section 5.02, and Section 6.01 of this Agreement; provided that, for the purpose of determining beneficial ownership of Investor and its Affiliates under this Section 2.01(c), any issuance of equity or other securities excluded from the provisions of Section 5.01 by the provisions of Section 5.02 which immediately reduces the aggregate beneficial ownership of Investor and its Affiliates below ten percent (10%) of the then outstanding Company Shares, as well as subsequent issuances of equity or other securities excluded from the provisions of Section 5.01 by the provisions of Section 5.02 (each, a “Dilutive Issuance”), shall be ignored.

(d) Unless the Investor and its Affiliates beneficially own, in the aggregate, less than ten percent (10%) of the then outstanding Company Shares, as calculated under Section 2.01(c), the Investor and its Affiliates shall not nominate, appoint, select or designate one or more directors to the board of directors, or comparable governing body (or subcommittee thereof), of any eLong Adverse Person. In the event the Investor or any of its Affiliates nominate a director of an eLong Adverse Person, then the Company shall have the right to remove the Investor Nominee from the Board of Directors.
(e) The rights of the Investor under this Section 2.01 shall not be transferable to any Third Party.
ARTICLE 3
Investor Transfers
Section 3.01. General Restrictions on Transfer.
(a) The Investor agrees that it shall not, nor permit any of its Affiliates to, Transfer any Investor Shares to any Person (each, a “Transferee”), except as permitted by this Agreement. The Company shall not transfer upon its Register of Members any Company Shares to any Person prohibited by this Agreement and any purported transfer in violation hereof shall be null and void and of no effect.
(b) The Investor shall not Transfer any of the Company Shares, except in compliance with the Securities Act.
(c) For so long as any Investor Nominee serves on the Board of Directors, the Investor shall not, nor permit any of its Affiliates to, Transfer any Company Shares other than during the “trading windows” applicable to directors of the Company (other than Transfers to Affiliates of the Investor made in accordance with this Agreement).
(d) No Transfer of Investor Shares by the Investor shall be effective unless (i) the certificates representing such Investor Shares issued to the Transferee shall bear the legend set forth in Section 4.01 of the Share Purchase Agreement, and (ii) the Transferee shall have executed and delivered to the Company, as a condition precedent to such Transfer, an instrument or instruments in form and substance satisfactory to the Company confirming that the Transferee agrees to be bound by the terms of this Agreement and the obligations set forth hereunder; provided, that the terms and conditions set forth in this Section 3.01(d) shall not apply to any sale of Investor Shares pursuant to an effective registration statement under the Securities Act, or pursuant to Rule 144 promulgated under the Securities Act.

(e) Notwithstanding the Lock-Up Period, any Transfer of Investor Shares to an Affiliate of the Investor (provided such Affiliate is not an eLong Adverse Person) shall be permitted if such Affiliate agrees in writing for the benefit of the Company and Expedia to be bound by the terms of this Agreement and only so long as such person continues to be an Affiliate of the Investor and no such Transfer shall relieve the Investor of its obligations under this Agreement.
Section 3.02. Investor Lock-up. Without the prior written consent of the Company (which the Company may give or withhold in its sole discretion), until the third anniversary of the date hereof (the “Lock-Up Period”), the Investor shall not, and shall not permit any of its Affiliates to, Transfer any Investor Shares to any Third Party. For the avoidance of doubt, during the Lock-Up Period, any Transfer of Investor Shares executed on the Nasdaq Global market shall require the prior written consent of the Company (which the Company may give or withhold in its sole discretion).
Section 3.03. Transfers to eLong Adverse Persons. Without the prior written consent of the Company (which the Company may give or withhold in its sole discretion), the Investor shall not, and shall not permit any of its Affiliates to, Transfer any Investor Shares at any time, to (i) any Third Party that is described on Exhibit A hereto, (ii) any other Person included on any subsequent update to Exhibit A provided by the Company to the Investor, provided that such update shall require the consent of the Investor (such consent not to be unreasonably withheld or delayed), (iii) any Affiliate of any Person described in clause (i) or (ii) above, and (iv) any Person in respect of which any other Person described above beneficially owns 25% or more of its then outstanding equity or voting securities (any of the foregoing, an “eLong Adverse Person”); other than pursuant to a transaction (i) which is otherwise permitted under the terms of this Agreement, is (ii) executed on the Nasdaq Global Market (or any other public market on which the Company is listed), and (iii) where the identity of the transferee is reasonably unknown to the Investor or its Affiliate.
Section 3.04. Expedia Right of First Offer.
(a) If, at any time after the Lock-Up Period (or during the Lock-Up Period if either the Company has consented to the Transfer or Investor is otherwise permitted to Transfer pursuant to Section 6.02(a)), the Investor or any of its Affiliates intends to Transfer any Investor Shares to any Third Party, the Investor or such Affiliate (the “Offeror”) shall give notice (an “Offer Notice”) to Expedia and the Company that such Offeror proposes to make such Transfer, setting forth the number and kind of Investor Shares proposed to be Transferred by the Offeror (the “Offered Shares”) and the cash price per share that such Offeror proposes to be paid for such Offered Shares (the “Offer Price”).
(b) The giving of an Offer Notice to Expedia and the Company shall constitute an offer (the “Offer”) by such Offeror to Transfer all of the Offered Shares to Expedia for cash at the Offer Price. Expedia shall have five (5) Business Days after receipt of the Offer Notice (the “Offer Period”) in which to accept such Offer as to any or all of the Offered Shares by giving a notice of acceptance to such Offeror (together with a copy thereof to the Company) prior to the expiration of such Offer Period.

(c) If Expedia elects to purchase any or all of the Offered Shares (such Offered Shares, the “Accepted Shares”), (i) Expedia shall purchase and pay, by wire transfer of immediately available funds to an account designated in writing by Offeror (forthwith upon Expedia’s acceptance), for the Accepted Shares within five (5) Business Days after the date on which such Accepted Shares have been accepted; provided that at the consummation of such Transfer, the Offeror shall deliver to Expedia a signed instrument of transfer in the form required by Article 66 of the Amended Articles, accompanied by a share certificate or share certificates (endorsed to Expedia; provided that, if the Accepted Shares do not represent all of the Investor Shares, the Offeror’s obligation of delivering such share certificate or certificates shall be replaced by (i) the Offeror’s delivery of the applicable share certificate(s) to the Company with instructions for the Company to issue (x) share certificate(s) representing the Accepted Shares to Expedia and (y) share certificate(s) representing the balance of Offeror Shares to the Offeror and (ii) the Offeror delivering such newly-issued share certificates to Expedia after issuance by the Company), representing the number of Accepted Shares, together with any documents (including without limitation broker’s transfer instructions) that, in the reasonable judgment of Expedia are necessary to transfer and convey to, and vest in, Expedia good, valid and unencumbered title to the Accepted Shares (and if such instrument, certificate and documents together with the Offeror’s designated account and associated wire instructions are not provided, the time period during which such Transfer may be consummated shall be extended until they are so provided by the Offeror); provided further, that, if the Transfer of Accepted Shares is subject to any prior regulatory approval, subject to Section 3.04(d)(iii), the time period during which such Transfer may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than 180 days, and (ii) the Offeror shall concurrently deliver the Accepted Shares, free from any liens and encumbrances. The Offeror and the Company will assist and cooperate with Expedia with respect to any regulatory filing required to be made in connection with its purchase of the Accepted Shares.
(d) Upon the earliest to occur of (i) rejection of the Offer by Expedia, (ii) the expiration of the Offer Period without Expedia electing to purchase any of the Offered Shares, and (iii) the failure to obtain any required consent or regulatory approval for the purchase of the Offered Shares by Expedia within 180 days of acceptance of the Offer, the Offeror shall have a 90-day period during which to effect a Transfer the Offered Shares which are not Accepted Shares at a price in cash not less than the Offer Price; provided that, if the Transfer is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals shall have been received, but in no event shall such period be extended for more than an additional 90 days; provided further that no such Transfer of the Offered Shares which are not Accepted Shares by the Offeror shall be permitted to any eLong Adverse Person, except such eLong Adverse Person as identified in the Offer Notice who shall have been approved by the Company in accordance with Section 3.03. If the Offeror does not consummate the Transfer of the Offered Shares which are not Accepted Shares in accordance with the foregoing time limitations, then the right of the Offeror to effect the Transfer of such Offered Shares pursuant to this Section 3.04(d) shall terminate and the Offeror shall again comply with the procedures set forth in this Section 3.04 with respect to any proposed Transfer of Investor Shares to a Third Party.
(e) The provisions of this Section 3.04 shall expire on the earlier of (i) the fifth-anniversary of the date hereof or (ii) the date on which Expedia and its Affiliates collectively hold less than fifty percent (50%) of the then outstanding voting power of the Company.

Section 3.05. Deposit into ADR Facility. Upon the written request of the Investor or its Affiliates to the Company, the Investor or its Affiliates may exchange any High-Vote Shares (forming part of Investor Shares sought to be Transferred, if any) for Ordinary Shares pursuant to Section 3.06 of this Agreement. Subject to applicable law and requirements of the ADR Facility, the Company shall make reasonable efforts to assist the Investor to complete such exchange within (15) fifteen business days, including assisting Investor to deposit such Investor Shares with the depositary for the ADR Facility and listing of the ADSs with the appropriate exchange or quotation system; provided that, for the avoidance of doubt, such reasonable efforts of the Company shall not include any obligation to register any Investor Shares under the Securities Act. The Company shall not restrict the deposit of Investor Shares into the ADR Facility by means of amendment to the Amended Articles.
Section 3.06. Transfer of High-Vote Shares. Notwithstanding anything in this Agreement to the contrary, Investor or its Affiliates shall not Transfer any Investor Shares that are High-Vote Ordinary Shares to any Person other than the Company. If a Transfer of Investor Shares is otherwise permitted by this Agreement (“Permitted Transfer”), in advance of such Permitted Transfer to any Person or deposit of such Investor Shares with the ADR Facility, Investor or its Affiliates shall submit any Investor Shares that are High-Vote Ordinary Shares to the Company, and the Company shall exchange such High-Vote Ordinary Shares into an equal number of Ordinary Shares with the same par value (such exchange may be by way of buy-back, cancellation, conversion, reissuance, redesignation, exchange or otherwise as the Company shall determine in its absolute discretion), which Ordinary Shares can then be Transferred or deposited with the ADR Facility.
Section 3.07. Further Assurances from Expedia. Expedia shall assist the Company, as necessary or appropriate, in performance of its obligations relating to (i) the conversion of High-Vote Ordinary Shares to Ordinary Shares and (ii) the deposit of Investor shares with the ADR Facility under Section 3.05 and Section 3.06.
ARTICLE 4
STANDSTILL
Section 4.01. Standstill. Investor agrees that, without the prior written consent of the Company (which the Company may give or withhold in its sole discretion), neither the Investor nor any of its Affiliates will, for a period from the date of this Agreement to the third anniversary of the date of this Agreement, directly or indirectly, (i) make, or in any way participate in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries, or seek or propose to influence, advise, change or control the management, board of directors, policies, affairs or strategy of the Company by way of any public communication, or other communications, to securityholders intended for such purpose, (ii) make a proposal for any acquisition of, or similar extraordinary transaction involving, the Company or a material portion of its securities or assets, (iii) seek to control or influence the management or policies of the Company, board of directors of the Company or policies of the Company, including any of the Company’s Subsidiaries, or (iv) enter into any agreements or understandings with any person (other than the Company and Expedia) for the purpose of any of the actions described in clauses (i), (ii) or (iii) above; it being understood that (x) the service of any Investor Nominee, and seeking to obtain the election of any Investor Nominee, as a director of the Company pursuant to and in accordance with Section 2.01 of this Agreement, or (y) any exercise of preemptive rights by the Investor pursuant to Section 5.01 of this Agreement, shall not be deemed to contravene this Section 4.01; it being further understood that this Section 4.01 shall not apply if (i) a Third Party (other than Expedia or its Affiliates) acquires securities with fifty percent (50%) or more of the outstanding voting power of the Company (ii) Expedia or the Company agrees to Transfer securities with fifty percent (50%) or more of the voting power of the Company to a Third Party other than the Investor or an Affiliate of the Investor.

ARTICLE 5
Pre-emptive rights
Section 5.01. Pre-emptive Rights.
(a) Subject to Section 5.02, if the Company proposes, on or after the date of this Agreement, to issue (the “Proposed Issue”) (i) any Company Shares, (ii) any securities convertible into or exchangeable into Company Shares or (iii) any warrants or other rights to subscribe for Company Shares (“Relevant Securities”), the Company shall notify Expedia and the Investor in writing of such proposal (an “Issue Notice”). The Issue Notice shall specify the number and type of Relevant Securities to be offered by the Company and the material terms of the proposed offer (including the proposed completion date of such issue and the proposed price per Relevant Security to be paid by the proposed third party purchaser(s)).
(b) Subject to Section 5.01(d), each of Expedia and the Investor shall have the right but not the obligation, at its option, to subscribe for its pro rata share (the “Pro Rata Share”) of the total number of Relevant Securities to be offered by giving written notice to the Company and the Other Party of the exercise of this right within fifteen (15) Business Days of the date of the Issue Notice (the “Decision Period”). Pro Rata Share shall be calculated by multiplying the total number of Relevant Securities to be offered by a percentage, the numerator of which shall be the total number of Company Shares (of all classes) held by Expedia or the Investor and their respective Affiliates who have been Transferred Company Shares pursuant to this Agreement, as applicable, and the denominator of which shall be the total number of Company Shares (of all classes) outstanding immediately prior to the Proposed Issue. If such notice is not given by Expedia or the Investor within such fifteen (15) Business Days, Expedia or the Investor, as applicable, shall be deemed to have elected not to exercise its rights under this Section 5.01 with respect to the issuance described in that specific Issue Notice. In the case that either Expedia or the Investor elects (i) not to exercise its rights under this Section 5.01 with respect to any Proposed Issue or (ii) to subscribe for only part of its full Pro Rata Share, the Other Party shall have the right but not the obligation to subscribe for such unsubscribed Company Shares by giving written notice to both the Company and the party not subscribing its full Pro Rata Share (the “Unsubscribing Party”) within ten (10) Business Days of receipt of the Unsubscribing Party’s notice or the expiry of the Decision Period, as applicable. Only if Expedia and the Investor together have failed to subscribe for the total of the Pro Rata Share of the Investor and Expedia, shall any portion of the Pro Rata Share of the Relevant Securities be offered to any Third Party purchaser. The parties acknowledge that any rights of Expedia and the Investor to subscribe for the Company Shares pursuant to this Section 5.01 will lapse if completion thereof does not occur prior to or simultaneously with the completion of the issue of Relevant Securities by the Company to Third Party purchaser(s), if applicable (it being understood that the issuance of the Relevant Securities by the Company to the Third Party purchaser(s) shall not occur prior to the expiration of the Decision Period and any subsequent 10 Business Day period, if applicable), or at such other time and place as shall be mutually agreed by the Company, Expedia and the Investor (which agreement shall not be unreasonably withheld), provided that if the reason for Expedia or the Investor’s failure to complete the purchase by the time specified above is solely due to a delay of governmental entities in granting the relevant authorizations, approvals, permits, qualifications or exemptions, Expedia or the Investor shall notify the Company in writing as promptly as possible prior to the completion of the issue of the Relevant Securities to extend the completion date for its subscription to a date within three (3) months or such other reasonable period as may be mutually agreed between the parties following the completion of the issue of the Relevant Securities, and after such period, the right of Expedia or the Investor to subscribe for securities pursuant to this Section 5.01 shall lapse. A notice given by Expedia or the Investor pursuant to this Section shall be irrevocable.
(c) For the purpose of Section 5.01(b), the subscription price and other terms and conditions applicable to the issue of the Relevant Securities to Expedia and the Investor shall be the same as those applicable to the Proposed Issue. Expedia or the Investor, as applicable, shall enter into a subscription agreement for the subscription of the Relevant Securities containing the same terms and conditions as the agreement to be entered into by the Company with the relevant investor(s) or the relevant issue documents (where applicable) in relation to the issue of the Relevant Securities, which subscription agreement shall be on customary terms and shall not contain terms unrelated to a subscription for shares
(d) For the avoidance of doubt, this Section 5.01 shall not apply to any issuance of Company Shares pursuant to the terms of (i) the Share Purchase Agreement or (ii) the Share Purchase Agreement between the Company and Expedia, dated the date hereof.
Section 5.02. Exceptions. The provisions of Section 5.01 shall not apply to:
(a) (i) the grant of any options, restricted shares, performance units or the issue of any Relevant Securities pursuant to the exercise of share options, restricted shares or performance units granted (whether prior to, on or after the date of this Agreement), pursuant to any equity compensation, share purchase or share option plans of the Company in effect from time to time established for the purpose of retaining and compensating employees, consultants, directors and other service providers of the Company; (ii) the exercise of mirror options which are outstanding as of the date hereof; or (iii) the exercise of warrants which are outstanding as of the date hereof;
(b) the issue of any Relevant Securities pursuant to any share incentive scheme operated by the Company from time to time;
(c) the issue of any Company Shares or other securities pursuant to the conversion, exchange or exercise of any Relevant Securities, in accordance with the terms of such Relevant Securities;

(d) an issue of ordinary shares as fully paid to holders of ordinary shares (including without limitation, ordinary shares paid up out of distributable profits or reserves and/or share premium account issued in lieu of the whole or any part of any cash dividend and free distributions or bonus issue of ordinary shares); provided that such issuance of ordinary shares is also made to Expedia and the Investor;
(e) an issue of the Relevant Securities to banks, equipment lessors or other financial institutions or debt financing sources pursuant to a commercial leasing, commercial loan or debt financing transaction approved by the Board of Directors;
(f) an issue of Relevant Securities to suppliers or third party service providers in connection with the provisions of goods or services pursuant to transactions approved by the Board of Directors;
(g) an issue of Relevant Securities in connection with any bona fide acquisition of or by the Company or any of its Subsidiary (whether by merger, consolidation, purchase of assets, purchase or exchange of shares or otherwise); or
(h) an issue of any Relevant Securities that is approved by unanimous resolution of the Board of Directors on which all directors vote; provided that such resolution shall (i) prominently state that such resolution relates to an issuance of Shares not subject to the pre-emptive rights of Section 5.01 of the Investor Rights Agreement and (ii) shall provide, in addition to the signature of the Investor Nominee approving the resolution, for a separate signature by the Investor Nominee constituting a waiver of the pre-emptive rights under Section 5.01.
ARTICLE 6
Protective Provisions; Information Rights
Section 6.01. Investor Consent. Notwithstanding anything to the contrary herein, as long as the Investor and its Affiliates (where such Affiliates have received Investor Shares through a transfer permitted under Section 3.01(e)) beneficially own at least ten percent (10%) of the then outstanding Company Shares, neither the Company nor the Board of Directors shall (whether in a single transaction or a series of related transactions, and whether directly or indirectly, or by amendment, merger, consolidation, or otherwise), without first obtaining the consent of the Investor;
(a) alter or change the rights, preferences or privileges set forth in the terms of the Ordinary Shares or High-Vote Ordinary Shares so as to materially and adversely affect such shares; or
(b) authorize, enter into or effect any liquidation, dissolution or winding-up of the Company;
provided that, for the purpose of determining beneficial ownership of Investor and its Affiliates under this Section 6.01, any Dilutive Issuance which immediately reduces the aggregate beneficial ownership of Investor and its Affiliates below ten percent (10%) of the then outstanding Company Shares, as well as subsequent Dilutive Issuances, shall be ignored.

Section 6.02. Investor Adverse Persons.
(a) Subject to Section 6.02(b), in the event that either (i) the Company issues Company Shares, securities convertible into or exchangeable into Company Shares or warrants or other rights to subscribe for Company Shares to a person listed in Exhibit B (each, an “Investor Adverse Person”), provided that any issuances to Oak Pacific Interactive (“OPI”) or its Affiliates in connection with equities or securities convertible into Company Shares that OPI or its Affiliates acquired prior to the date hereof, or subsequent to the date hereof from Persons other than the Company, Expedia and its Affiliates, shall be excluded herefrom; or (ii) Expedia or its Affiliates Transfers any Company Shares to an Investor Adverse Person (other than pursuant to a transaction executed on the Nasdaq Global Market, or any other public market on which the Company is listed, where the identity of the transferee is reasonably unknown to the Investor or its Affiliate), then the Lock-Up Period shall immediately expire, and Investor and its Affiliates may Transfer Company Shares in accordance with Section 3.04.
(b) On or prior to the date of an issuance by the Company or a Transfer by Expedia or its Affiliates under Section 6.02(a), if Investor or its Affiliates beneficially own (i) an equity interest or securities convertible into an equity interest exceeding five percent (5%) of the equity interests on a fully-diluted basis of a Person listed in Exhibit C, or (ii) any equity interest or securities convertible into any equity interest in an eLong Adverse Person (other than such person as listed in Exhibit C), then Section 6.02(a) shall not apply.
Section 6.03. Information Rights. Upon written request of the Investor to the Company, the Company shall provide to the Investor:
(a) within 120 days after the end of each fiscal year of the Company, an audited balance sheet of the Company as at the end of such fiscal year and audited statements of income and of cash flows of the Company for such fiscal year, prepared in accordance with generally accepted accounting principles, except as otherwise disclosed therein;
(b) within 90 days after the end of each fiscal quarter of the Company (other than the fourth quarter), an unaudited balance sheet of the Company as at the end of such fiscal quarter, and unaudited statements of income and of cash flows of the Company for such fiscal quarter;
(c) such information as reasonably requested by the Investor (i) to assist the Investor to allocate the purchase price payable to the Company pursuant to the Share Purchase Agreement, (ii) or to comply with applicable law, generally applicable accounting principles, or the rules or regulations of any securities exchange;
provided that no public release or disclosure of any information provided to the Investor pursuant to this Section 6.03 shall be made by the Investor or any of its Affiliates without the prior written consent of the Company, except to the extent (i) such information has previously been publicly released or disclosed by the Company or (ii) as such public release or disclosure may be required by applicable securities law or the rules or regulations of any securities exchange, in which case the Investor shall allow the Company reasonable time to comment on such release or disclosure in advance of such issuance and shall make reasonable best efforts to reflect any such comments.

Section 6.04. Strict Confidentiality. The Investor shall implement strict information control procedures that keep any non-public information about the Company acquired by the Investor or Investor Nominee from being disclosed to others except on a need-to-know basis within the Investor and prevent such information from being given to any Third Party except with the consent of the Company as contemplated in Section 6.03. Investor shall be liable for any non-public information being disclosed to any Third Party due to any action or negligence on the part of Investor Nominee, Investor or its Affiliates without the Company’s consent, if applicable, as contemplated in Section 6.03.
ARTICLE 7
Miscellaneous
Section 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:
eLong, Inc.
Xingke Plaza, Tower B, Third Floor
10 Middle Jiuxianqiao Road, Chaoyang District
Beijing 100015, People’s Republic of China
Attention: Sami Farhad, General Counsel
Facsimile No.: +86-10-6436-6019
E-mail: sami.farhad@corp.eLong.com
With a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
The Hong Kong Club Building
3A Chater Road
Hong Kong
Attention: James C. Lin
Facsimile No.: +852-2533-3388
E-mail: james.lin@davispolk.com
if to the Investor, to:
TCH Sapphire Limited
c/o Tencent Holdings Limited
Tencent Building, 38th Floor
Kejizhongyi Avenue, Hi-tech Park
Nanshan District, Shenzhen 5180057, People’s Republic of China
Attention: Brent Irvin, General Counsel
Richard Peng, Vice President of Mergers & Acquisitions
Facsimile No.: +86-755-8601-3078
E-mail: brentirvin@tencent.com; richardpeng@tencent.com

With a copy (which shall not constitute notice) to:
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304 USA
Attention: Scott Anthony, Esq.
Facsimile: +1-650-493-6811
E-mail: santhony@wsgr.com
if to Expedia, to:
Expedia Asia Pacific-Alpha Limited
c/o Expedia, Inc.
333 108th Avenue NE
Bellevue, WA 98004
Attention: General Counsel, Burke F. Norton
Senior Vice President of Corporate Development, Mark Okerstrom
Facsimile No.: 1-425-679-7251; +1-425-679-7242
E-mail: bnorton@expedia.com; mokerstrom@expedia.com
With a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Ante Vucic and Joey Shabot
Facsimile No.: +1-212-403-2000
E-mail: avucic@wlrk.com; jtshabot@wlrk.com
or such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.
Section 7.02. Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.
Section 7.03. Modification; Amendment. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented unless pursuant to an instrument in writing signed by the party against whom enforcement is sought.

Section 7.04. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. Except as provided in this Agreement, there are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to such matters. This Agreement supersedes all prior agreements and undertakings among the parties with respect to such matters. No party hereto shall have any rights, duties or obligations other than those specifically set forth in this Agreement.
Section 7.05. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that execution of this Agreement by facsimile transmission or e-mail of signatures in portable document format shall be legally valid and binding.
Section 7.06. Governing Law; Arbitration.
(a) This Agreement will be governed by and construed in accordance with the laws of Hong Kong applicable to contracts made and to be performed within Hong Kong.
(b) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (a “Dispute”), shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the rest of this provision. The appointing authority shall be Hong Kong International Arbitration Center (“HKIAC”). The place of arbitration shall be in Hong Kong at HKIAC. There shall be three (3) arbitrators. The language to be used in the arbitral proceedings shall be English. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained.
(c) Nothing herein contained shall be construed as preventing any party from instituting legal action in any court in any jurisdiction against any other party for any interim, provisional or injunctive relief to the full extent permitted under applicable law, pending final resolution of any Dispute under this Section. Any such interim, provisional or injunctive relief and the right thereto shall fully and finally expire no later than upon judicial confirmation of the final arbitration award, unless such relief is continued by the final arbitration award. The institution and maintenance of any judicial action or proceeding for such provisional relief shall not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration, including any Dispute arising from the exercise of any such interim, provisional or injunctive relief.
(d) Each party hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.01.
Section 7.07. Further Assurances. Each party hereto shall use its commercially reasonable efforts to take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
Section 7.08. No Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or quasi-partnership between the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELONG, INC.
By:	/s/ Guangfu Cui
	Name:	Guangfu Cui
	Title:	Chief Executive Officer

TCH SAPPHIRE LIMITED
By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

EXPEDIA ASIA PACIFIC-ALPHA LIMITED
By:	/s/ Burke F. Norton
	Name:	Burke F. Norton
	Title:	Executive Vice President and General Counsel
SIGNATURE PAGE TO INVESTOR RIGHTS AGREEMENT